Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Preliminary Joint Proxy Statement/Prospectus of Peoples Bancorp Inc. and Limestone Bancorp, Inc. for the registration of 7,000,000 shares of Peoples Bancorp Inc. common shares and to the incorporation by reference therein of our reports dated March 15, 2022, with respect to the consolidated financial statements of Peoples Bancorp Inc., and the effectiveness of internal control over financial reporting of Peoples Bancorp Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charleston, West Virginia

December 9, 2022